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                                                                       Exhibit 5


                         PORTER, WRIGHT, MORRIS & ARTHUR
                              41 South High Street
                            Columbus, Ohio 43215-6194
                             Telephone: 614/227-2000
                             Facsimile: 614/227-2100


                                January 14, 1999



CheckFree Holdings Corporation
4411 East Jones Bridge Road
Norcross, Georgia  30092


         Re:     Registration Statement on Form S-8
                 CheckFree Holdings Corporation Second Amended and Restated 1995 Stock Option Plan (the "Plan")

Gentlemen:

         We have acted as counsel for CheckFree Holdings Corporation, a Delaware corporation ("CheckFree"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by CheckFree with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 3,000,000 shares of CheckFree Common Stock, par value $.01 per share (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/Porter, Wright, Morris & Arthur

                                              Porter, Wright, Morris & Arthur